                                                                      EXHIBIT 99



================================================================================

NEWS FROM DEAN FOODS                                                      [LOGO]



Contact:  Howard Dean, Chairman & CEO
          Bill McManaman, V.P. Finance & CFO
          (847) 678-1680



--------------------------------------------------------------------------------


                   DEAN AGREES TO SELL VEGETABLE OPERATIONS;
                     WILL FOCUS RESOURCES ON DAIRY BUSINESS

Franklin Park, IL - July 27, 1998 - Dean Foods Company (NYSE:DF) today announced that it has reached a definitive agreement to sell its vegetable operations, which includes the nationally known Birds Eye brand, to Agrilink Foods, Inc. for approximately $400 million in cash plus Agrilink's aseptic foods business which will be folded into Dean's Specialty business segment. The transaction, which is subject to regulatory approval, is expected to close within 60 days.

"The sale of our vegetable operations reflects our strategic decision to concentrate shareholder resources to further expand Dean's three core businesses, Dairy, Pickle and Specialty Foods," said Howard M. Dean, Chairman and Chief Executive Officer. "The aseptic business which we are acquiring as part of this transaction is a $100 million annual sales business located in Benton Harbor, Michigan, that will be an excellent addition to our existing aseptic business."


Dean Foods Vegetable Company, which also includes the Freshlike and VegAll brands, reported fiscal 1998 revenues of $553 million or 17% of Dean Foods' consolidated sales of $3.3 billion, and operating earnings of $39.6 million or 19% of Dean Foods consolidated operating earnings of $202.1 million.

Agrilink Foods (formerly Curtice Burns Foods) is a wholly-owned subsidiary of Pro-Fac Cooperative. Together they produce and market processed food products, including fruits, vegetables, pickles and other foods. Dennis M. Mullen, President and Chief Executive Officer of Agrilink stated "We are very excited that Dean Foods' vegetable business will join forces with Agrilink. The Birds Eye, Freshlike and VegAll branded products will complement our strengths in the vegetable business. We are looking forward to integrating our talented management teams and dedicated workforces."

Mr. Dean further stated that the Company would also use the proceeds of the sale to acquire new dairies in strategic geographic areas, to improve efficiencies of its existing dairies through cost reduction and consolidation, and to add volume through the introduction of innovative new products like the Company's "Milk Chug" single serve beverage.

"We believe consolidation of the U.S. dairy industry is still in its early stages, and we continue to seek acquisitions at the right price to strengthen our position as the industry leader," Dean said. "We also see selected acquisition opportunities in pickles and specialty foods, two segments that historically have achieved excellent returns on invested capital."

================================================================================

NEWS FROM DEAN FOODS                                              [ LOGO ]



Contact:       Howard Dean, Chairman & CEO
               Bill McManaman, V.P. Finance & CFO
               (847) 678-1680

--------------------------------------------------------------------------------
                                                                          Page 2


"While we made significant operating improvements in our vegetable business over the past two years, we concluded that this business is more valuable to owners better able to focus on the vegetable industry," he said. "For our part, Dean Foods Company feels it can best serve the long-term interests of shareholders by leveraging the Company's management talent and balance sheet strength to pursue the opportunities in our three core businesses."

Dean Foods is the nation's leading dairy processor and distributor, producing a full line of branded and private label products, including fluid milk, ice cream and extended shelf life products which are sold under the Dean's and other regional brand names. Dean dips and Marie's refrigerated salad dressings are the leading brand names in their respective categories, while Dean Foods is also the leader in private label pickles and non-dairy coffee creamers.

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, including, but not limited to, the following: risks associated with the Company's acquisition strategy, risks associated with general industry conditions and risks associated with the impact of governmental regulation on the dairy industry. While the company believes that its assumptions are reasonable, it cautions that actual future results could differ materially from predicted results. The Company assumes no obligation to update the information contained in this press release.

Further information on Dean Foods Company available on our web site at: www.deanfoods.com